The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Number 333-188252

Subject to Completion

Preliminary Prospectus Supplement dated May 8, 2013

PROSPECTUS SUPPLEMENT

$

Brinker International, Inc.

$         % Notes due 2018

$         % Notes due 2023

We are offering $         aggregate principal amount of      % notes due 2018 (the “2018 notes”) and $             aggregate principal amount of      % notes due 2023 (the “2023 notes” and together with the 2018 notes, the “notes”). We will pay interest on the notes on      and      of each year, beginning                 , 2013. The 2018 notes will mature on                 , 2018 and the 2023 notes will mature on                 , 2023. We may redeem some or all of the notes at any time at redemption prices as described under “Description of Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of Notes—Change of Control Offer Triggering Event” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be general unsecured senior obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-6 of this prospectus supplement.

Per 2018 Note	Per 2023 Note	Total
Public offering price (1)%	%	$
Underwriting discount %	%	$
Proceeds, before expenses, to us (1)%	%	$

(1) Plus accrued interest from                 , 2013, if settlement occurs after that date.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                 , 2013. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is May     , 2013.

Prospectus Supplement

Prospectus

We expect that delivery of the notes will be made against payment therefor on or about                 , 2013, which is the         business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+         ”). You should note that trading of the notes on the date of this prospectus supplement of the next          succeeding business days may be affected by the T+      settlement. See “Underwriting (Conflicts of Interest))—Delayed Settlement Cycle.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where you can find more information” and “Incorporation of certain documents by reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In this prospectus supplement, unless otherwise stated or the context otherwise requires, “Brinker,” “the Company,” “we,” “us” and “our” refer to Brinker International, Inc. and its consolidated subsidiaries.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement. See “Incorporation of certain documents by reference.”

Neither we nor the underwriters have authorized anyone to provide you with any information concerning any offering of securities other than what is included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by us or on our behalf or to which we refer you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should research and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

We have a 52/53 week fiscal year ending on the last Wednesday in June. Fiscal years 2012 and 2011, which ended on June 27, 2012 and June 29, 2011, respectively, each contained 52 weeks. Fiscal year 2010 ended on June 30, 2010 and contained 53 weeks. Our fiscal years are identified in this prospectus supplement according to the calendar year in which they end. All references to a particular year contained within this prospectus supplement relate to the fiscal year unless otherwise indicated.

S-ii

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement, including the information we incorporate by reference, regarding future financial performance, capital sources and results of operations and other statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such statements are those concerning strategic plans, expectations and objectives for future operations and performance. When used in this prospectus, the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may,” or similar expressions are intended to be among the statements that identify forward-looking statements.

Such statements are subject to numerous risks, uncertainties and assumptions that are beyond our ability to control, including, but not limited to, the risks and uncertainties described under “Risk Factors” below and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference herein and the following:

•	The effect of competition on our operations and financial results;
•	The impact of the global economic crisis on our business and financial results in fiscal 2013 and the material effect of a prolonged economic recovery on our future results;
•

The impact of the current weak economic recovery on our landlords or other tenants in retail centers in which we or our franchisees are located, which in turn could negatively affect our financial results;

•	The risk inflation may increase our operating expenses;
•	The effect of potential changes in governmental regulation on our ability to maintain our existing and future operations and to open new restaurants;
•	Increases in energy costs and the impact on our profitability;
•	Increased costs or reduced revenues from shortages or interruptions in the availability and delivery of food and other supplies;
•	Our ability to consummate successful mergers, acquisitions, divestitures and other strategic transactions that are important to our future growth and profitability;
•	The inability to meet our business strategy plan and the impact on our profitability in the future;
•	The success of our franchisees to our future growth;
•	The general decrease in sales volumes during winter months;
•	Unfavorable publicity relating to one or more of our restaurants in a particular brand that may taint public perception of the brand;
•	Litigation could have a material adverse impact on our business and our financial performance;
•	Dependence on information technology and any material failure of that technology or our ability to execute a comprehensive business continuity plan;
•	Outsourcing of certain business processes to third-party vendors that subject us to risk, including disruptions in business and increased costs;
•	Continuing disruptions in the global financial markets that adversely impact the availability and cost of credit and consumer spending patterns;
•

Declines in the market price of our common stock or changes in other circumstances that may indicate an impairment of goodwill possibly adversely affecting our financial position and results of operations;

•

Changes to estimates related to our property and equipment, or operating results that are lower than our current estimates at certain restaurant locations, possibly causing us to incur impairment charges on certain long-lived assets;

•	Failure to protect the integrity and security of individually identifiable data of our guests and teammates possibly exposing us to litigation and damage our reputation; and
•	Identification of material weakness in internal control may adversely affect our financial results.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

SUMMARY

This summary contains basic information about us, the notes and this offering. Because this is a summary, it does not contain all of the information you should consider before making a decision to invest in the notes. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We own, develop, operate and franchise the Chili’s Grill & Bar (“Chili’s”) and Maggiano’s Little Italy (“Maggiano’s”) restaurant brands.

Chili’s, a recognized leader in the Bar & Grill category of casual dining, has been operating restaurants for 38 years. Chili’s also enjoys a global presence with locations in 32 foreign countries and two U.S. territories around the world. Consistent in all locations, whether domestic or international and company-owned or franchised, Chili’s passion is making our guests feel special. Our team members, referred to as ChiliHeads, take special pride in serving America’s Favorites…Like No Place Else.

Chili’s varied menu features America’s favorites boldly flavored and freshly prepared, including several signature items such as Baby Back Ribs smoked in-house, Big Mouth Burgers, Sizzling Fajitas, hand-battered Chicken Crispers and house-made Chips and Salsa, along with our new offerings of house-baked Pizzas and Flatbreads. The all-day menu offers our guests a generous selection of appetizers, entrees and desserts at affordable prices. A special lunch section is available on weekdays. In addition to our flavorful food, Chili’s offers a full selection of alcoholic beverages available from the bar, with margaritas and draft beer being favorites of our guests. For guests seeking convenience, Chili’s offers To Go service that can be ordered by calling the restaurant or on-line or via mobile app, and most Chili’s offer a separate To Go entrance for service.

Maggiano’s is a full-service, national, casual dining Italian restaurant brand with a passion for making people feel special. The exterior of each Maggiano’s restaurant varies to reflect local architecture; however, the interior of all locations transport our guests back to a classic Italian-American restaurant in the style of New York’s Little Italy in the 1940s. Our Maggiano’s restaurants feature individual and family-style menus, and our restaurants also have extensive banquet facilities designed to host large party business or social events. We have a full lunch and dinner menu offering chef-prepared, classic Italian-American fare in the form of appetizers, entrées with bountiful portions of pasta, chicken, seafood, veal and prime steaks, and desserts. Our Maggiano’s restaurants also offer a full range of alcoholic beverages, including a selection of premium wines. In addition, Maggiano’s offers a full carryout menu as well as local delivery services.

The Offering

A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Brinker International, Inc.

Notes Offered	$ aggregate principal amount of % Notes due 2018 and $ aggregate principal amount of % Notes due 2023.

Interest	The 2018 notes will bear interest at the rate of % per annum which will be paid semi-annually on each and to holders of record on or , whether or not a business day, prior to the applicable interest payment date, commencing , 2013.

The 2023 notes will bear interest at the rate of % per annum which will be paid semi-annually on each and to holders of record on or , whether or not a business day, prior to the applicable interest payment date, commencing , 2013.

Maturity	The 2018 notes will mature on , 2018. The 2023 notes will mature on , 2023.

Ranking	The notes will be:

•	our general unsecured obligations;
•	effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the assets securing such indebtedness;
•

structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries, to the extent of the assets of such subsidiaries;

•	equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness; and
•	senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes.

Optional Redemption	We may redeem at our option the notes of either series, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted on a semi-annual basis, at the Treasury Rate, plus basis points in the case of the 2018 notes and basis points in the case of the 2023 notes, plus in each case accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will, in certain circumstances, be required to make an offer to purchase each series of notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes contains covenants that will limit our ability, with certain exceptions, to:

•	incur liens

•	engage in sale and leaseback transactions; and

•	merge or consolidate with another entity.

Use of Proceeds	We intend to use the anticipated net proceeds of this offering to redeem our outstanding notes due 2014, to repay a portion of the outstanding balance of our revolving credit facility and for general corporate purposes, including possible repurchases of our common stock under our existing stock repurchase program. See “Use of Proceeds.”

Risk Factors	An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Conflicts of Interest	Affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of the other underwriters currently serve as lenders and/or agents under our senior credit facility. In addition, affiliates of certain of the underwriters may from time to time hold certain of our outstanding notes due 2014. Because we intend to use the net proceeds from this offering to redeem our outstanding notes due 2014 and to repay a portion of the outstanding indebtedness under our senior credit facility, certain of the underwriters or their affiliates may each receive at least 5% of the net proceeds of this offering. Nonetheless, in accordance with the Financial Industry Regulatory Authority Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the notes offered are investment grade rated, as that term is defined in the rule.

Governing Law	The State of New York

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including our 2012 Annual Report and Third Quarter 10-Q, before deciding whether to purchase the notes.

Risks Related to Our Business

Competition may adversely affect our operations and financial results.

The restaurant business is highly competitive as to price, service, restaurant location, nutritional and dietary trends and food quality, and is often affected by changes in consumer tastes, economic conditions, population and traffic patterns. We compete within each market with locally-owned restaurants as well as national and regional restaurant chains, some of which operate more restaurants and have greater financial resources and longer operating histories than ours. Despite a weak U.S. employment market, there is active competition for quality management personnel and hourly team members. We continue to face competition as a result of the trend toward convergence in grocery, deli and restaurant services, including the offering by the grocery industry of convenient meals in the form of improved entrees and side dishes, as well as the trend in quick service and fast casual restaurants toward higher quality food and beverage offerings. We compete primarily on the quality, variety and value perception of menu items, as well as the quality and efficiency of service, the attractiveness of facilities and the effectiveness of advertising and marketing programs.

Our restaurants also face competition from the introduction of new products and menu items by competitors, as well as substantial price discounting and other offers, and are likely to continue to face such competition in the future. Although we may implement a number of business strategies, the future success of new products, initiatives and overall strategies is highly difficult to predict and will be influenced by competitive product offerings, pricing and promotions offered by competitors. Our ability to differentiate our brands from their competitors, which is in part limited by the advertising monies available to us and by consumer perception, cannot be assured. These factors could reduce the gross sales or profitability at our restaurants, which would reduce the revenues generated by company-owned restaurants and royalty payments from franchisees.

Changing health or dietary preferences may cause consumers to avoid our products in favor of alternative foods. The food service industry as a whole rests on consumer preferences and demographic trends at the local, regional, national and international levels, and the impact on consumer eating habits of new information regarding diet, nutrition and health. We and our franchisees depend on the sustained demand for our products, which may be affected by factors we do not control. Changes in nutritional guidelines issued by the federal government agencies, issuance of similar guidelines or statistical information by other federal, state or local municipalities, academic studies, or advocacy organizations among other things, may impact consumer choice and cause consumers to select foods other than those that are offered by our restaurants. We may not be able to adequately adapt our menu offerings to keep pace with developments in current consumer preferences, which may result in reductions to the revenues generated by our company-owned restaurants and the payments we receive from franchisees.

The global economic crisis continues to impact consumer discretionary spending and a prolonged economic recovery could result in declines in consumer discretionary spending materially affecting our financial performance in the future.

The restaurant industry is dependent upon consumer discretionary spending. Consumer confidence has not recovered from historic lows impacting the public’s ability and/or desire to spend discretionary dollars as a result of job losses, home foreclosures, significantly reduced home values, investment losses in the financial markets, personal bankruptcies and reduced access to credit. Current international fiscal concerns threaten to weaken the slow U.S. economic recovery. While sales and traffic gains have been made by the restaurant industry and our restaurants during fiscal 2013, the economic improvement in the restaurant industry continues to come from cost savings initiatives as well as our success to improve our guest experience within our existing restaurant locations. If this current weak economic recovery continues for a prolonged period of time and/or deepens in magnitude returning to the negative trends of the prior years, our business, results of operations and ability to comply with the covenants under our credit facility could be materially affected. Leading economic indicators such as employment and consumer confidence remain challenged and may not show meaningful improvement in future periods. Deterioration in guest traffic and/or a reduction in the average amount guests spend in our restaurants will negatively impact our revenues. This will result in lower royalties collected, sales deleverage, spreading fixed costs across a lower level of sales, and will, in turn cause downward pressure on our profitability. The result could be further reductions in staff levels, asset impairment charges and potential restaurant closures.

Future weak global economic results or recessionary effects on us are unknown at this time and could have a potential material adverse effect on our financial position and results of operations. There can be no assurance that the government’s plan to restore fiscal responsibility or future plans to stimulate the economy will restore consumer confidence, stabilize the financial markets, increase liquidity and the availability of credit, or result in lower unemployment, which remains stubbornly high at the present time.

The current weak economic recovery could have a material adverse impact on our landlords or other tenants in retail centers in which we or our franchisees are located, which in turn could negatively affect our financial results.

If the weak economic recovery continues or returns to recessionary levels, our landlords may be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required construction contributions or satisfy other lease covenants to us. In addition other tenants at retail centers in which we or our franchisees are located or have executed leases may fail to open or may cease operations. If our landlords fail to satisfy required co-tenancies, such failures may result in us or our franchisees terminating leases or delaying openings in these locations. Also, decreases in total tenant occupancy in retail centers in which we are located may affect guest traffic at our restaurants. All of these factors could have a material adverse impact on our operations.

Inflation may increase our operating expenses.

We have experienced impact from inflation. Inflation has caused increased food, labor and benefits costs and has increased our operating expenses. As operating expenses increase, we, to the extent permitted by competition, recover increased costs by increasing menu prices, or by reviewing, then implementing, alternative products or processes, or by implementing other cost reduction procedures. We cannot ensure, however, that we will be able to continue to recover increases in operating expenses due to inflation in this manner.

Changes in governmental regulation may adversely affect our ability to maintain our existing and future operations and to open new restaurants.

We are subject to the Fair Labor Standards Act (which governs such matters as minimum wages, overtime and other working conditions), along with the Americans with Disabilities Act, the Immigration Reform and Control Act of 1986, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated by federal, state and local governmental authorities that govern these and other employment matters, including, tip credits, working conditions, safety standards and immigration status. We expect increases in payroll expenses as a result of federal and state mandated increases in the minimum wage, and although such increases are not expected to be material, we cannot assure you that there will not be material increases in the future. Enactment and enforcement of various federal, state and local laws, rules and regulations on immigration and labor organizations may adversely impact the availability and costs of labor for our restaurants in a particular area or across the United States. Other labor shortages or increased team member turnover could also increase labor costs. In addition, our vendors may be affected by higher minimum wage standards or availability of labor, which may increase the price of goods and services they supply to us. We continue to review the health care reform law enacted by Congress in March of 2010 and regulations issued related to the law to evaluate the potential impact of this new law on our business, and to accommodate various parts of the law as they take effect. There are no assurances that a combination of cost management and price increases can accommodate all of the costs associated with compliance.

We are subject to laws and regulations, which vary from jurisdiction to jurisdiction, relating to nutritional content and menu labeling. Compliance with these laws and regulations may lead to increased costs and operational complexity, changes in sales mix and profitability, and increased exposure to governmental investigations or litigation. We do not expect to incur material costs from compliance with the provision of the new health care law requiring disclosure of calories on the menus, but cannot reliably anticipate any changes in guest behavior resulting from implementation of this portion of the law, which could have adverse effects on our sales or results of operations.

Each of our and our franchisees’ restaurants is also subject to licensing and regulation by alcoholic beverage control, health, sanitation, safety and fire agencies in the state, county and/or municipality where the restaurant is located. We generally have not encountered any material difficulties or failures in obtaining and maintaining the required licenses and approvals that could impact the continuing operations of an existing restaurant, or delay or prevent the opening of a new restaurant. Although we do not, at this time, anticipate any occurring in the future, we cannot assure you that we or our franchisees will not experience material difficulties or failures that could impact the continuing operations of an existing restaurant, or delay the opening of restaurants in the future.

We are also subject to federal and state environmental regulations, and although these have not had a material negative effect on our operations, we cannot ensure that there will not be a material negative effect in the future. In particular, the U.S. and other foreign governments have increased focus on environmental matters such as climate change, greenhouse gases and water conservation. This increased focus may lead to new initiatives directed at regulating an as yet unspecified array of environmental matters. These efforts could result in increased taxation or in future restrictions on or increases in costs associated with food and other restaurant supplies, transportation costs and utility costs, any of which could decrease our operating profits and/or necessitate future investments in our restaurant facilities and equipment to achieve compliance. Further, more stringent and varied requirements of local and state governmental bodies with respect to zoning, land use and environmental factors could delay, prevent or make cost prohibitive the continuing operations of an existing restaurant or the development of new restaurants in particular locations.

Due to our international franchising, we are also subject to governmental regulations throughout the world that impact the way we do business with our international franchisees and joint venture partners. These include antitrust and tax requirements, anti-boycott regulations, import/export/customs regulations and other international trade regulations, the USA Patriot Act and The Foreign Corrupt Practices Act. Failure to comply with any such legal requirements could subject us to monetary liabilities and other sanctions, which could adversely impact our business and financial performance.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and therefore have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

Our profitability may be adversely affected by increases in energy costs.

Our success depends in part on our ability to absorb increases in utility costs, in particular electricity and natural gas. Various regions of the United States in which we operate multiple restaurants have experienced in the recent past significant increases in utility prices. These increases have affected costs and if they occur again, it would have possible adverse effects on our profitability to the extent not otherwise recoverable through price increases or alternative products, processes or cost reduction procedures. Further, higher prices for petroleum-based fuels may be passed on to us by vendors putting further pressure on margins as well as impact our guests’ discretionary funds and ability to patronize our restaurants or guests’ menu choices.

Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

Possible shortages or interruptions in the supply of food items and other supplies to our restaurants caused by inclement weather, natural disasters such as floods, drought and hurricanes, the inability of our vendors to obtain credit in a tightened credit market, food safety warnings or advisories or the prospect of such pronouncements, or other conditions beyond our control could adversely affect the availability, quality and cost of items we buy and the operations of our restaurants. Our inability to effectively manage supply chain risk could increase our costs and limit the availability of products critical to our restaurant operations.

Successful strategic transactions are important to our future growth and profitability.

We evaluate potential franchisees of new and existing restaurants and joint venture investments, as well as mergers, acquisitions and divestitures, as part of our strategic planning initiative. These transactions involve various inherent risks, including accurately assessing:

•	the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of franchise and joint venture partner candidates;
•	our ability to achieve projected economic and operating synergies; and
•	unanticipated changes in business and economic conditions affecting an acquired business or the completion of a divestiture.

If we are unable to meet our business strategy plan, our profitability in the future may be adversely affected.

Our ability to meet our business strategy plan is dependent upon, among other things, our and our franchisees’ ability to:

•

increase gross sales and operating profits at existing restaurants with food and beverage options and high quality service desired by our guests through successful implementation of strategic initiatives;

•	identify adequate sources of capital to fund and finance strategic initiatives, including remodeling of existing restaurants and new restaurant development;
•	identify available, suitable and economically viable locations for new restaurants;
•	obtain all required governmental permits (including zoning approvals and liquor licenses) on a timely basis;
•	hire all necessary contractors and subcontractors, obtain construction materials at suitable prices, and maintain construction schedules; and
•	hire and train or retain qualified managers and team members for existing and new restaurants.

The success of our franchisees is important to our future growth.

We have significantly increased the percentage of restaurants owned and operated by our franchisees. While our franchise agreements are designed to maintain brand consistency, this increase reduces our direct day-

to-day control over these restaurants and may expose us to risks not otherwise encountered if we maintained ownership and control of same. These risks include franchisee defaults in their obligations to us arising from financial or other difficulties encountered by them, such as payments to us or maintenance and improvements obligations; limitations on enforcement of franchise obligations due to bankruptcy or insolvency proceedings; inability to participate in business strategy changes due to financial constraints; inability to meet rent obligations on leases on which we retain contingent liability; and failure to comply with food quality and preparation requirements subjecting us to litigation even when we are not legally liable for a franchisee’s actions or failure to act.

Additionally our international franchisees and joint venture partners are subject to risks not encountered by our domestic franchisees. These risks include:

•	difficulties in achieving consistency of product quality and service as compared to U.S. operations;
•	changes to recipes and menu offerings to meet cultural norms;
•	challenges to obtain adequate and reliable supplies necessary to provide menu items and maintain food quality; and
•	differences, changes or uncertainties in economic, regulatory, legal, social and political conditions.

Our sales volumes generally decrease in winter months in North America.

Our sales volumes fluctuate seasonally and are generally higher in the summer months and lower in the winter months, which may cause seasonal fluctuations in our operating results.

Unfavorable publicity relating to one or more of our restaurants in a particular brand may taint public perception of the brand.

Multi-unit restaurant businesses can be adversely affected by publicity resulting from poor food quality, illness or health concerns or operating issues stemming from one or a limited number of restaurants. In particular, since we depend heavily on the Chili’s brand for a majority of our revenues, unfavorable publicity relating to one or more Chili’s restaurants could have a material adverse effect on the Chili’s brand, and consequently on our business, financial condition and results of operations. The speed at which negative publicity (whether or not accurate) can be disseminated has increased dramatically with the capabilities of electronic communication, including social media. If we are unable to quickly and effectively respond to such reports, we may suffer declines in guest traffic which could materially impact our financial performance.

Litigation could have a material adverse impact on our business and our financial performance.

We are subject to lawsuits, administrative proceedings and claims that arise in the regular course of business. These matters typically involve claims by guests, team members and others regarding issues such as food borne illness, food safety, premises liability, compliance with wage and hour requirements, work-related injuries, discrimination, harassment, disability and other operational issues common to the foodservice industry, as well as contract disputes and intellectual property infringement matters. We could be adversely affected by negative publicity and litigation costs resulting from these claims, regardless of their validity. Significant legal fees and costs in complex class action litigation or an adverse judgment or settlement that is not insured or is in excess of insurance coverage could have a material adverse effect on our financial position and results of operations.

We are dependent on information technology and any material failure of that technology or our ability to execute a comprehensive business continuity plan could impair our ability to efficiently operate our business.

We rely on information systems across our operations, including, for example, point-of-sale processing in our restaurants, management of our supply chain, collection of cash, payment of obligations and various other processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems, or a breach in security of these systems could cause delays in customer service and reduce efficiency in our operations. Significant capital investments might be required to remediate any problems.

Additionally, our corporate systems and processes and corporate support for our restaurant operations are handled primarily at our restaurant support center. We have disaster recovery procedures and business continuity plans in place to address most events of a crisis nature, including tornadoes and other natural disasters, and back up and off-site locations for recovery of electronic and other forms of data and information. However, if we are unable to fully implement our disaster recover plans, we may experience delays in recovery of data, inability to perform vital corporate functions, tardiness in required reporting and compliance, failures to adequately support field operations and other breakdowns in normal communication and operating procedures that could have a material adverse effect on our financial condition, results of operation and exposure to administrative and other legal claims.

We outsource certain business processes to third-party vendors that subject us to risks, including disruptions in business and increased costs.

Some business processes are currently outsourced to third parties. Such processes include gift card tracking and authorization, credit card authorization and processing, insurance claims processing, certain payroll processing, tax filings and other accounting processes. We also continue to evaluate our other business processes to determine if additional outsourcing is a viable option to accomplish our goals. We make a diligent effort to ensure that all providers of outsourced services are observing proper internal control practices, such as redundant processing facilities; however, there are no guarantees that failures will not occur. Failure of third parties to provide adequate services could have an adverse effect on our results of operations, financial condition or ability to accomplish our financial and management reporting.

Continuing disruptions in the global financial markets may adversely impact the availability and cost of credit and consumer spending patterns.

The continuing disruptions to the global financial markets and continuing weak economic recovery has adversely impacted the availability of credit already arranged and the availability and cost of credit in the future. The disruptions in the financial markets also had an adverse effect on the U.S. and world economy, which has negatively impacted consumer spending patterns. There can be no assurance that various U.S. and world government present and future responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity or the availability of credit.

Declines in the market price of our common stock or changes in other circumstances that may indicate an impairment of goodwill could adversely affect our financial position and results of operations.

We perform our annual goodwill impairment test in the second quarter of each fiscal year. Interim goodwill impairment tests are also required when events or circumstances change between annual tests that would more likely than not reduce the fair value of our reporting units below their carrying value. It is possible that a change in circumstances such as the decline in the market price of our common stock or changes in consumer spending levels, or in the numerous variables associated with the judgments, assumptions and estimates made in assessing the appropriate valuation of our goodwill, could negatively impact the valuation of our brands and create the potential for a non-cash charge to recognize impairment losses on some or all of our goodwill. If we were required to write down a portion of our goodwill and record related non-cash impairment charges, our financial position and results of operations would be adversely affected.

Changes to estimates related to our property and equipment, or operating results that are lower than our current estimates at certain restaurant locations, may cause us to incur impairment charges on certain long-lived assets.

We make certain estimates and projections with regards to individual restaurant operations, as well as our overall performance in connection with our impairment analyses for long-lived assets. An impairment charge is required when the carrying value of the asset exceeds the estimated fair value or undiscounted future cash flows of the asset. The projection of future cash flows used in this analysis requires the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future. If impairment charges are significant, our results of operations could be adversely affected.

Failure to protect the integrity and security of individually identifiable data of our guests and teammates could expose us to litigation and damage our reputation.

We receive and maintain certain personal information about our guests and teammates. The use of this information by us is regulated at the federal and state levels, as well as by certain third party contracts. If our security and information systems are compromised or our business associates fail to comply with these laws and regulations and this information is obtained by unauthorized persons or used inappropriately, it could adversely affect our reputation, as well as operations, results of operations and financial condition, and could result in litigation against us or the imposition of penalties. As privacy and information security laws and regulations change, we may incur additional costs to ensure it remains in compliance.

Identification of material weakness in internal control may adversely affect our financial results.

We are subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. Those provisions provide for the identification of material weaknesses in internal control. If such a material weakness is identified, it could indicate a lack of adequate controls to generate accurate financial statements. We routinely assess our internal controls, but we cannot assure you that we will be able to timely remediate any material weaknesses that may be identified in future periods, or maintain all of the controls necessary for continued compliance. Likewise, we cannot assure you that we will be able to retain sufficient skilled finance and accounting team members, especially in light of the increased demand for such individuals among publicly traded companies.

Other risk factors may adversely affect our financial performance.

Other risk factors that could cause our actual results to differ materially from those indicated in the forward-looking statements by affecting, among many things, pricing, consumer spending and consumer confidence, include, without limitation, changes in economic conditions and financial and credit markets (including rising interest rates and costs for consumers and reduced disposable income); credit availability; increased costs of food commodities; increased fuel costs and availability for our team members, customers and suppliers; increased health care costs; health epidemics or pandemics or the prospects of these events; consumer perceptions of food safety; changes in consumer tastes and behaviors; governmental monetary policies; changes in demographic trends; availability of employees; terrorist acts; energy shortages and rolling blackouts; and weather (including major hurricanes and regional winter storms) and other acts of God.

Risks Relating to the Notes

We may not be able to generate sufficient cash flow to meet our debt and debt service requirements.

Following this offering we will continue to have a significant amount of debt and debt service requirements. As of March 27, 2013, we had approximately $705 million of outstanding debt. Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the indenture generally do not restrict us from doing so. Although the indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations relating to creation of liens and sale and leaseback transactions, the indenture also does not restrict our subsidiaries from incurring additional debt, which would be structurally senior to the notes. In addition, the indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The notes are effectively subordinated to the obligations of our subsidiaries.

Our operations are conducted through our subsidiaries, none of which are guarantors of the notes. Although the notes are unsubordinated obligations, they will be effectively subordinated to all liabilities, including trade payables, of our current or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividend, distribution, loan or other payments. In the event that any of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt, and their trade creditors generally, will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities, including indebtedness and all current liabilities, of all of our subsidiaries. As of March 27, 2013, our subsidiaries had approximately $46 million of outstanding indebtedness, consisting of capitalized lease obligations, to third parties, all of which would effectively rank senior to the notes.

As a holding company, we will depend on the ability of our subsidiaries to transfer funds to us to meet our obligations under the notes.

Brinker International, Inc. is the holding company for all of our operations, and dividends, returns of capital and interest income on intercompany indebtedness from our subsidiaries are the principal sources of funds available to pay principal of and interest on the notes, to meet our obligations under any other indebtedness or obligations and to pay corporate operating expenses. These subsidiaries are legally distinct from Brinker International, Inc. and have no obligation to pay amounts due on the notes or to make funds available to Brinker International, Inc. for such payment. The ability of our subsidiaries to pay dividends or other distributions in the future will depend on their earnings, tax considerations and covenants contained in any financing or other agreements, among other things. Such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees. In addition, the indenture does not prevent any of our subsidiaries from incurring additional indebtedness and other liabilities, such as trade payables.

If the ability of our subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by other cash needs or bankruptcy or insolvency, or is limited due to operating results or other factors, we may be required to raise cash through the incurrence of debt, the issuance of equity or the sale of assets. However, there is no assurance that we would be able to raise cash by these means. This could materially and adversely affect our ability to pay our obligations, including our obligations to pay principal and interest on the notes.

Under the indenture, the change of control events that would require us to repurchase the notes is subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if the rating of the notes is lower than on the date of issuance during the relevant “trigger period”. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The occurrence of a Change of Control Triggering Event may cause an event of default under our debt and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of Notes—Change of Control Triggering Event.”

No public market exists for the notes.

The notes will be a new issue of securities. Prior to the offering made hereby, there has been no market for the notes. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. The underwriters are not obligated, however, to make a market for the notes and any market-making activities may be discontinued at any time at the sole discretion of the underwriters. Accordingly, there can be no assurance that an active market for the notes will develop. Moreover, even if a market for the notes does develop, the notes could trade at a substantial discount from their face amount. If a market for the notes does not develop, or if market conditions change, purchasers may be unable to resell the notes for an extended period of time, if at all. Consequently, a purchaser may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;
•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;
•	our financial condition, financial performance and prospects; and
•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges on a consolidated basis for each of the periods indicated:

	Thirty-Nine Week Period Ended March 27, 2013	Fiscal Years
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.70	4.49	3.96	3.15	2.11	1.51

For purposes of this table, “earnings” consists of pre-tax income from continuing operations plus fixed charges, amortization of capitalized interest and equity investee losses and less capitalized interest. “Fixed charges” consists of interest expense, capitalized interest and the estimated interest component of rental expense. We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $         million after deducting the underwriting discount and our estimated offering expenses.

We intend to use $290 million of the net proceeds to redeem our $290 million outstanding principal amount of 5.75% notes due June 2014, exclusive of accrued interest and make-whole amount to the date of redemption. We intend to use the balance of the net proceeds to repay a portion of the outstanding balance of our revolving credit facility and for general corporate purposes, including possible repurchases of our common stock under our existing stock repurchase program.

Our revolving credit facility, which permits revolving credit borrowings of up to $250 million, bears interest at LIBOR plus an applicable margin, which is a function of our credit rating and debt to cash flow ratio, but is subject to a maximum of LIBOR plus 2.50%. Based on our current credit rating, we are paying interest at a rate of LIBOR plus 1.63%. One month LIBOR at March 27, 2013 was approximately 0.20%.

Pending application of any portion of the net proceeds, we may invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive their pro rata portions of any amounts repaid under our revolving credit facility. In addition, affiliates of certain underwriters may from time to time hold certain of our outstanding notes due 2014. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our capitalization as of March 27, 2013 on an actual basis and as adjusted to give effect to the sale of the notes in this offering.

This table should be read in conjunction with the information contained herein under the heading “Use of proceeds,” and under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in our consolidated financial statements and notes thereto, each of which is in our 2012 Annual Report and in our Third Quarter 10-Q, each of which are incorporated by reference in this prospectus supplement.

	March 27, 2013
	Actual	As Adjusted
	(in millions)
Long-term debt
Parent debt:
Term loan	$219	$
5.75% notes due 2014	290
2018 notes offered hereby	-
2023 notes offered hereby	-
Revolving credit facility	150

Total parent debt	659

Subsidiary debt:
Capital lease obligations	46

Less current installments	(28)

Long-term debt, less current installments	$677	$

Total shareholders’ equity	$245	$

DESCRIPTION OF NOTES

We will issue $         initial aggregate principal amount of the 2018 notes and $         initial aggregate principal amount of the 2023 notes. The 2018 notes and the 2023 notes will be issued as separate series of debt securities under an indenture, dated as of April 30, 2013, between the Company and Wilmington Trust, National Association, as trustee. That indenture will be supplemented by supplemental indentures to be entered into concurrently with the delivery of the notes (as so supplemented, the “Indenture”). The Indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The specific terms of each other series that we may issue in the future may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture is available upon request at the address indicated under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Brinker International, Inc. and not to any of its subsidiaries.

We will issue notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Principal, Maturity and Interest

The 2018 notes will mature on                 , 2018, and the 2023 notes will mature on                 , 2023. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of either series; provided that such additional notes will be fungible for tax purposes with the notes of such series issued in this offering. Any additional notes of such series having such similar terms, together with any outstanding original notes of such series, will constitute a single series of notes under the Indenture. Under the Indenture, we may also issue additional notes of any other series in an unlimited aggregate principal amount at any time and from time to time.

Interest on the 2018 notes will accrue at a rate of         % per annum and interest on the 2023 notes will accrue at the rate of         % per annum. Interest will be payable semi-annually in arrears on each         and                 , commencing on                 , 2013. We will pay interest to those persons who were holders of record on the              or                 , whether or not a business day, immediately preceding each interest payment date. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at that higher rate to the extent lawful.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

•	general unsecured obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future obligations that are unsecured and unsubordinated; and

•	senior in right of payment to all our existing and future obligations that are subordinated.

As of March 27, 2013, after giving effect to the offering of the notes hereby, the total outstanding debt of the Company would have been $         million. As of that date, none of the Company’s debt would have been subordinated to the notes.

The notes will not be guaranteed by any of our subsidiaries. Accordingly, the notes effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors and any guarantees of our credit facilities. As of March 27, 2013, our subsidiaries had total indebtedness of approximately $46 million, consisting of capitalized lease obligations. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The notes are obligations exclusively of the Company. All of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. See “Risk Factors—The notes are effectively subordinated to the obligations of our subsidiaries” and “—As a holding company, we will depend on the ability of our subsidiaries to transfer funds to us to meet our obligations under the notes.”

Optional Redemption

The Company may choose to redeem the notes of either series at any time. If it does so, it may redeem all or any portion of the notes of such series, at once or over time, after giving the required notice under the Indenture. To redeem the notes of a series, the Company must pay a redemption price equal to the greater of:

(a)	100% of the principal amount of the notes to be redeemed, and

(b)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus basis points with respect to the 2018 notes, and at the applicable Treasury Rate, plus basis points with respect to the 2023 notes, plus, in either case, accrued and unpaid interest, if any, to the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the trustee no later than two business days prior to the redemption date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee on a pro rata basis or as nearly a pro rata basis as practicable, provided that the principal amount of any note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof.

Sinking Fund

There will be no sinking fund payments for the notes.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of a series, unless we have exercised our right to redeem all of the notes of such series as described under “— Optional Redemption,” each holder of notes of such series will have the right to require us to purchase all or a portion

(equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal in cash to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the notes of a series, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes of such series, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful, (1) accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and (3) deliver or cause to be delivered to the trustee the notes accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes of a series if a third party involved in the applicable Change of Control makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes of such series properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

Certain Covenants

The Indenture contains certain covenants, including those summarized below.

Limitation on Liens.   (a) Neither the Company nor any Restricted Subsidiary will Incur any Debt secured by a Lien on any Principal Property of the Company or any Restricted Subsidiary, or on shares of Capital Stock or Debt issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether the Principal Property, shares of Capital Stock or Debt were owned on the date of the Indenture or acquired after that date, without providing that the notes will be secured equally and ratably with all other Debt also secured, as long as such Debt is secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the initial Lien.

These restrictions do not apply to:

(1)	Liens existing on the date of the Indenture;

(2)	Liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed at the time of, or within 180 days of the acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of the acquisition, construction or improvement;

(3)	Liens on Property existing at the time such Property is acquired by the Company whether by merger, consolidation, purchase, lease or some other method, including Liens existing at the time that a Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Subsidiary; provided further, however, that such Lien shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Subsidiary;

(4)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(5)	Liens in favor of the state or federal government, any department, agency or subdivision of any state or federal government, or Canada or any political subdivision of Canada, to secure partial, progress, advance or other payments, to secure other contractual or statutory obligations, or to secure any Debt incurred to finance the cost of acquiring, constructing or improving the Property that is subject to the Lien, including Liens incurred in connection with pollution control, industrial revenue or similar financings;

(6)	Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise if we disposed of the Property within 180 days after the creation of these Liens and if any Debt secured by these Liens will be without recourse to the Company or any Subsidiary;

(7)	Liens imposed by law, including mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other liens arising in the ordinary course of business, or federal, state or municipal Liens arising out of contracts for the sale of products or services by us or any restricted subsidiary, or deposits or pledges to obtain the release of any of these Liens;

(8)	pledges or deposits under workmen’s compensation or similar laws or under other circumstances;

(9)	Liens in connection with legal proceedings, including Liens arising out of judgments or awards, contested in good faith by the Company or a Restricted Subsidiary, or Liens incurred by the Company or a Restricted Subsidiary to obtain a stay or discharge in the course of legal proceedings;

(10)	Liens for taxes or assessments not yet due or delinquent, or which can be paid without penalty, or that are being contested in good faith by appropriate proceedings and for which adequate GAAP reserves are being maintained;

(11)	Liens consisting of restrictions on the use of real property which do not interfere materially with the property’s use or value; and

(12)	any extension, renewal or replacement, as a whole or in part, of any Lien existing on the date of the Indenture or of any Lien permitted by any of the preceding clauses (1), (2), (3) or (6) through (11); provided that the extension, renewal or replacement Lien must, however, be limited to all or part of the same Property, shares of stock or Debt that secured the Lien extended, renewed or replaced, plus improvements on the Property, and the Debt secured by the Lien at that time must not be increased.

(b) The Limitations on Liens also do not apply if at the time and after giving effect to the Incurrence of any Debt secured by a Lien and any related retirement of Debt secured by a Lien (x) the total amount of all existing Debt secured by Liens which could not have been incurred by the Company or its Restricted Subsidiary without equally or ratably securing the notes, and which is not subject to the exceptions described above, plus (y) the Attributable Debt of all Sale and Leaseback Transactions entered into in reliance on paragraph (c) of the section titled “—Limitation on Sale and Leaseback Transactions” does not exceed 15% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter prior to the date of the creation of any such Lien for which financial information is available.

Limitation on Sale and Leaseback Transactions.  The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)	the Company or such Subsidiary would otherwise be entitled to Incur Debt secured by a Lien on such Property without equally and ratably securing the notes; or

(b)	the Company applies, within 180 days after the effective date of the Sale and Leaseback Transaction, an amount equal to the net proceeds received by the Company or any Subsidiary in connection with such sale to:

(i)	the acquisition of Property owned by the Company or such Subsidiary;

(ii)	the retirement of the notes; or

(iii)	the repayment of Debt other than subordinated Debt; or

(c)	after giving effect thereto, the aggregate amount of secured Debt Incurred after the Issue Date (not including secured Debt permitted under clause (a) of “—Limitation on Liens”) and the aggregate Attributable Debt with respect to the Sale and Leaseback Transactions entered into after the Issue Date (other than those permitted under the specific exceptions listed above) does not exceed 15% of the Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending prior to the date of any such Sale and Leaseback Transaction for which financial information is available.

The foregoing restrictions will not apply to Sale and Leaseback Transactions:

(a)	providing for a lease for a term, including any renewals, of not more than three years, by the end of which term it is intended that the use of such Property by the lessee will be discontinued;

(b)	between the Company and a Subsidiary or between Subsidiaries;

(c)	between the Company and a Subsidiary and a joint venture in which the Company or a Subsidiary has an interest; or

(d)	primarily for the purpose of financing the acquisition, development or construction of restaurants by the Company’s franchisees.

Merger, Consolidation and Sale of Property

The Indenture provides that the Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all the Property of the Company and the Subsidiaries in any one transaction or series of transactions unless:

(a)	the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)	the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c)	in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(e)	the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but the predecessor company in the case of:

(a)	a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company and the Subsidiaries as an entirety or virtually as an entirety), or

(b)	a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the notes.

SEC Reports

The Company will, unless available on EDGAR (or any successor system for the submission of documents to the SEC in electronic format), file with the trustee, within 15 days after the Company files the same with the SEC, copies of the annual reports and of the information, documents and other reports that the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act.

Events of Default

Events of Default in respect of the notes of either series will include:

(1)	failure to make the payment of any interest on the notes of such series when the same becomes due and payable, and such failure continues for a period of 30 days;

(2)	failure to make the payment of any principal of, or premium, if any, on, any of the notes of such series when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption or otherwise;

(3)	failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4)	failure to comply with any other covenant or agreement in the notes of such series or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5)	a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $40.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6)	any judgment or judgments for the payment of money in an aggregate amount in excess of $40.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7)	certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding notifies the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under the bankruptcy provisions and any event that with the giving of notice or the lapse of time or both would become an Event of Default under clause (4), its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to the notes of a series (other than an Event of Default under the bankruptcy provisions in respect of the Company) shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding may declare to be immediately due and payable the principal amount of all the notes of such series and any accrued and unpaid interest thereon. Upon such declaration of acceleration, the amounts due and payable on the notes of such series will be due and payable immediately. If an Event of Default under the bankruptcy provisions shall occur in respect of the Company, such amount with respect to all the notes of each series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes then outstanding. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of the notes of a series then outstanding may, under certain circumstances, rescind and annul such acceleration in respect of such series if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity or security satisfactory to the trustee in its sole discretion against all losses and expenses. Subject to such provisions for the indemnification of the trustee and certain other limitations described in the Indenture, the holders of a majority in aggregate principal amount of the notes of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series then outstanding.

No holder of notes of a series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the trustee written notice of a continuing Event of Default;

(b)	the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding have made a written request to the trustee to pursue the remedy;

(c)	such holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

(d)	the trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity; and

(e)	the trustee shall not have received from the holders of a majority in aggregate principal amount of the notes of such series then outstanding a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

Subject to certain exceptions, the Company and the trustee may amend or supplement the Indenture with respect to a series of notes without notice to any noteholder but with the consent of the holders of a majority in aggregate principal amount of the notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). The holders of a majority in aggregate principal amount of the notes of a series then outstanding may waive compliance by the Company with any provision of the notes or the Indenture with respect to such series without notice to any noteholder (including any waiver granted in connection with a purchase of, or tender offer or exchange offer for, the notes). Without the consent of each holder of the notes of a series, however, an amendment, supplement or waiver may not:

(1)	reduce the percentage in principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest, including defaulted interest, on the notes of such series;

(3)	reduce the principal of or extend the Stated Maturity of the notes of such series;

(4)	make any note payable in money other than U.S. dollars;

(5)	impair the right of any holder of notes of such series to receive payment of principal of and interest on such holder’s notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series;

(6)	subordinate the notes of such series to any other obligation of the Company;

(7)	release any security interest that may have been granted in favor of the holders of the notes of such series other than pursuant to the terms of such security interest; or

(8)	reduce the premium payable upon the redemption of any notes of such series nor change the time at which any notes of such series may be redeemed, as described under “—Optional Redemption” and (after a Change of Control Triggering Event has occurred) “—Change of Control Triggering Event.”

An amendment of a provision included solely for the benefit of the notes of a series or another separate series of securities under the Indenture does not affect the interests of holders of any other series of securities under the Indenture. The consent of the holders of the notes of such series is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Company and the trustee may amend or supplement the Indenture or the notes of a series without notice to or consent of any holder of the notes of such series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with “—Merger, Consolidation and Sale of Property”;

•

provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

•	add Guarantees with respect to the notes of such series;

•	secure the notes of such series;

•	add to the covenants of the Company or its Subsidiaries for the benefit of the holders of the notes of such series or to surrender any right or power conferred upon the Company;

•	make any change that does not adversely affect the rights of any holder of the notes of such series;

•	make any change to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•

provide that specific provisions of the indenture shall not apply to a series of securities under the Indenture not previously issued or to make a change to specific provisions of the Indenture that only applies to a series not previously issued under the Indenture or to additional securities of a series not previously issued under the Indenture;

•	create additional series of securities under the Indenture and establish the terms thereof; or

•	conform the text of the Indenture or the notes to any provision of the “Description of Notes.”

After any amendment becomes effective, whether with or without the consent of the holders, the Company is required to mail to each holder of notes of a series affected thereby at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

The Indenture will be discharged as to the notes of a series when:

(1)	either (a) all of the notes of such series authenticated and delivered (other than lost, stolen or destroyed notes which have been replaced or paid in accordance with the Indenture) or all notes of such series for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust have been delivered to the trustee for cancellation, or (b) all notes of such series not delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year; and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the notes of such series not theretofore delivered to the trustee for cancellation;

(2)	the Company has paid or caused to be paid all other sums payable under the Indenture in respect of such series by the Company; and

(3)	the Company has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that (i) all conditions precedent relating to the satisfaction and discharge have been complied with, (ii) no Default with respect to the notes of such series has occurred and is continuing and (iii) such deposit does not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party.

Subject to the conditions below, the Company at any time may (a) terminate all its obligations under the notes of a series and the Indenture (“legal defeasance option”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes, or (b) terminate, in respect of the notes of a series:

(1)	its obligations under the covenants described under “—Certain Covenants” and “—SEC Reports,” and

(2)	the operation of the Event of Default in clause (4), the cross acceleration provisions, the judgment default provisions and, with respect to Significant Subsidiaries, the bankruptcy provisions, each as described under “—Events of Default” above (“covenant defeasance option”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option in respect of the notes of a series, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant in respect of the notes of a series, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such covenant or by reason of any reference in any such covenant to any other provision in the Indenture or in any other document and such omission to comply shall not constitute a Default or an Event of Default under “—Events of Default” above or otherwise, but, except as specified above, the remainder of the Indenture and the notes shall be unaffected thereby.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)	the Company irrevocably deposits in trust with the trustee money or Government Obligations or a combination thereof for the payment of principal of and interest on the notes of such series to maturity or redemption, as the case may be;

(b)	the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes of such series to maturity or redemption, as the case may be;

(c)	no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(d)	such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(e)	in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(2)	since the Issue Date there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the notes for U.S. federal income tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(f)	in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the beneficial owners of the notes for U.S. federal income tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(g)	the holders have a perfected security interest under applicable law in the cash or U.S. Government Obligations deposited;

(h)	such defeasance does not cause the trustee to have a conflicting interest with respect to any securities of the Company; and

(i)	the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Governing Law

The Indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wilmington Trust, National Association is the trustee under the Indenture.

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)	if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(b)	in all other instances, the present value (discounted at the interest rate borne by the notes then outstanding, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2)  the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than the Company or one of its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)  the Company consolidates with, or merges with or into, any Person (other than the Company or one of its Subsidiaries), or any Person (other than the Company or one of its Subsidiaries) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(5)  the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline; provided that no Change of Control will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)	all intercompany items between the Company and any Subsidiary or between Subsidiaries, and

(b)	all current maturities of long-term Debt.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)	the excess of cost over fair market value of assets or businesses acquired;

(b)	any downward revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)	minority interests in consolidated Subsidiaries held by Persons other than the Company or any Subsidiary;

(e)	treasury stock; and

(f)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of:

(1)	debt of such Person for money borrowed, and

(2)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)	all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)	all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

(f)	all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term “Debt” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a)	if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company, or

(b)	if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

“Fitch” means Fitch, Inc., a subsidiary of Fimalac, S.A., and its successors.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, including those set forth:

(a)	in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b)	in the statements and pronouncements of the Financial Accounting Standards Board,

(c)	in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Obligations” means securities which are direct obligations of the United States or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1)	endorsements for collection or deposit in the ordinary course of business, or

(2)	a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute an Investment by the Company or a Subsidiary in any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Subsidiary, provided that such Person’s primary business is a Related Business.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the trustee.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means             , 2013.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Executive Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, that entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Principal Property” means all restaurant or related equipment and real property, in each case which is owned by the Company or a Subsidiary and which constitutes all or part of any restaurant located within the United States or Canada.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Company after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Company after consultation with the independent certified public accountants of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside our control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the trustee.

“Ratings Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), (iii) with respect to Fitch, any of the following categories: BBB, BB, B, CCC, CC, C and RD (or equivalent successor categories), and (iv) the equivalent of any such category of S&P, Moody’s or Fitch used by a replacement Rating Agency selected by the Company under the circumstances permitting the Company to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency”. In determining whether the rating of the notes has decreased by one or more gradations, gradations within ratings categories (+ and – for S&P; 1,2 and 3 for Moody’s; + or – for Fitch; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB to B+, will constitute a decrease of one gradation).

“Rating Decline” means, with respect to the notes of a series, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the rating of the notes of such series by at least two Rating Agencies is lower by one or more gradations (including gradations within Ratings Categories, as well as between Ratings Categories) than on the Issue Date.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company which does not meet one of the following conditions:

•

the greater portion of the operating assets of such Subsidiary is located, or the principal business is carried on, outside the United States and Canada, or which, during the 12 most recent calendar months, or shorter period elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States or Canada;

•

the principal business of such Subsidiary consists of financing or assisting in the financing of dealers, distributors or other customers to facilitate (x) the acquisition or disposition of our products or of any of our Subsidiaries or (y) obtaining equipment or machinery used in this acquisition or disposition;

•	the principal business of such Subsidiary consists of owning, leasing, dealing in or developing real property; or

•	substantially all of the assets of such Subsidiary consist of securities of Subsidiaries described in the three bullet points above.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such Property to another Person and the Company or a Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act and the Exchange Act.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)	such Person,

(b)	such Person and one or more Subsidiaries of such Person, or

(c)	one or more Subsidiaries of such Person.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Company, the trustee or any paying agent under the Indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream.  Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•

we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form (provided that under current industry practices, DTC would notify participants of our determination, but would only withdraw beneficial interests from a Global Note at the request of participants); or

•	there has occurred and is continuing a Default or an Event of Default with respect to the notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion is based upon the Code, the applicable proposed or promulgated Treasury regulations, and the applicable judicial and administrative interpretations, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is applicable only to beneficial owners who purchase the notes in the initial offering at their original issue price and deals only with notes held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not held as part of a straddle, a conversion transaction or other integrated investment. This discussion does not address all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances, or to certain types of beneficial owners (such as banks and other financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities for U.S. federal income tax purposes or investors who hold the notes through such pass-through entities, certain former citizens or residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities, regulated investment companies, real estate investment trusts, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to the alternative minimum tax, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax implications or any aspect of U.S. federal tax law other than income taxation. We have not and will not seek any rulings or opinions from the Internal Revenue Service (“IRS”) or counsel regarding the matters discussed below. There can be no assurances that the IRS will not take positions concerning the tax consequences of the ownership and disposition of the notes that are different from those discussed below. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

As used herein, a “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) a valid election to be treated as a U.S. person is in effect under the relevant Treasury regulations with respect to such trust. A Non-U.S. Holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. Holder. A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note, and who is not otherwise a resident of the United States for U.S. federal income tax purposes, may be subject to special tax provisions and is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the disposition of a note.

The U.S. federal income tax treatment of partners in partnerships holding notes generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their tax advisors regarding the U.S. federal income tax consequences to them and their partners of the ownership and disposition of notes.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. A U.S. Holder must include in gross income, as ordinary interest income, the stated interest on the notes at the time such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. If the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash attributable to this income.

Certain Contingent Payments. There are circumstances in which we might be required to make payments on a note that would increase the yield of the note, for instance, as described under “Description of the Notes – Change of Control Offer Triggering Event.” Because the possibility of such payments is remote, we intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, a beneficial owner may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the projected amounts of those payments based on the comparable yield. In addition, any income realized on the sale, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. Prospective investors should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Retirement or Other Taxable Disposition. Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (a) the sum of cash plus the fair market value of other property received on the sale, retirement or other taxable disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated in the manner described above under “Payments of Interest”) and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note. Gain or loss recognized on the sale, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement or other taxable disposition, the note has been held for more than one year. Certain U.S. Holders (including individuals) are currently eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gain from the disposition of the notes, unless such interest income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussion of backup withholding below, provided that a Non-U.S. Holder’s income and gains in respect of a note are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (or, in the case of an applicable tax treaty, attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), payments of interest on a note to the Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (a) the Non-U.S. Holder does not own, directly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder, (b) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or constructively, to us through stock ownership and (c) certain certification requirements (as described below) are met.

Generally, the certification requirements may be met if a Non-U.S. Holder delivers a properly executed IRS Form W-8BEN or substitute Form W-8BEN or the appropriate successor form, certifying to the payor, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30%, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable treaty, is attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

A Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) if such interest is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder. Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Non-U.S. Holders should consult their tax advisors about an applicable income tax treaty, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Retirement or Other Disposition. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement or other disposition of a note so long as the Non-U.S. Holder provides an appropriate certification, unless (a) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition (even though such Non-U.S. Holder is not considered a resident of the United States) and certain other conditions are met, or (b) the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

U.S. Holders. Generally, information reporting will apply to payments of principal and interest on the notes to a U.S. Holder and to the proceeds of sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding generally will apply to such payments unless a

U.S. Holder (a) is an exempt recipient and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the U.S. Holder has not been notified by the IRS that such U.S. Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. Payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable tax treaty. Backup withholding of U.S. federal income tax will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds of the sale or other disposition of the notes to a Non-U.S Holder by or through a foreign office of a broker without certain specified U.S. connections will generally not be subject to information reporting or backup withholding. Payments of the proceeds of the sale or other disposition of the notes by or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no actual knowledge or reason to know to the contrary. Payments of the proceeds of a sale or other disposition of the notes by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Legislation Involving Payments to Certain Foreign Entities

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under final regulations issued by the Treasury and the IRS, the withholding provisions described above will not apply to the notes unless the notes are “materially modified” after January 1, 2014. Prospective investors should consult their tax advisors regarding this legislation and the tax consequences if the notes are materially modified after January 1, 2014.

UNDERWRITING (Conflicts of Interest)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of 2018 notes	Principal amount of 2023 notes
J.P. Morgan Securities LLC	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the 2018 notes and not in excess of     % of the 2023 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the 2018 notes and not in excess of     % of the principal amount of the 2023 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per 2018 Note		%
Per 2023 Note
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $            .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Conflict of Interest

Affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of the other underwriters currently serve as lenders and/or agents under our senior credit facility. In addition, affiliates of certain of the underwriters may from time to time hold certain of our outstanding 5.75% notes due 2014. Because we intend to use the net proceeds from this offering to redeem our outstanding 5.75% notes due 2014 and to repay outstanding indebtedness under our senior credit facility, certain of the underwriters or their affiliates may each receive at least 5% of the net proceeds of this offering. Nonetheless, in accordance with the Financial Industry Regulatory Authority Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the notes offered are investment grade rated, as that term is defined in the rule.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. As described above, certain of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delayed Settlement Cycle

We expect that delivery of the notes will be made against payment therefor on or about             , 2013, which will be T+     . Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding             business days will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the dates hereof or the next succeeding             business days should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters regarding the validity of the notes will be passed upon for us by Hallett & Perrin, P.C., Dallas, Texas. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of June 29, 2011 and June 27, 2012 and for each of the years in the three-year period ended June 27, 2012 included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2012, and our assessment of the effectiveness of internal control over financial reporting as of June 27, 2012, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our filings with the SEC and other information about us may also be obtained from our website at www.brinker.com, although the information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus, and we are not incorporating by reference such information into this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement and the accompanying prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and information that we file with the SEC after the date of this prospectus supplement but prior to the determination of this offering will automatically update and supersede this information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended June 27, 2012 filed with the SEC on August 27, 2012, including portions of our Proxy Statement for our 2012 annual meeting of shareholders filed September 18, 2012, to the extent incorporated by reference into such Form 10-K;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2012, December 26, 2012 and March 27, 2013 filed with the SEC on November 5, 2012, February 4, 2013 and May 3, 2013, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on August 23, 2012, October 11, 2012, November 8, 2012, November 9, 2012, November 28, 2012, January 3, 2013, February 8, 2013, February 13, 2013, February 27, 2013 and March 5, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the completion of the offering under this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement. You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Brinker International, Inc., 6820 LBJ Freeway Dallas, Texas 75240, Attention: Investor Relations Department, Telephone: (972) 980-9917.

PROSPECTUS

BRINKER INTERNATIONAL, INC

Debt Securities

We may issue and sell from time to time, in one or more offerings, the debt securities described in this prospectus, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we offer debt securities for sale, we will provide a prospectus supplement that contains specific information about the offering and the terms of the debt securities being offered. You should read carefully this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest.

Investing in our debt securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 2. In addition, risks associated with any investment in our debt securities may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors.”

We may sell these debt securities directly, through agents, dealers or underwriters as designated from time to time on a continuous or delayed basis. If any agents, dealers or underwriters are involved in the sale of any debt securities, the relevant prospectus supplement will set forth any plan of distribution and any applicable commissions or discounts. This prospectus may not be used to consummate sales of debt securities unless accompanied by the applicable prospectus supplement.

Our address is 6820 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 980-9917.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read and consider carefully this prospectus, any prospectus supplement and the additional information in the documents referenced under the heading “Where You Can Find More Information.”

This prospectus may only be used where it is legal to sell the offered securities.

Any information in subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with any information concerning any offering of securities other than what is included or incorporated by reference in this prospectus, any prospectus supplement and in any free writing prospectus prepared by us or on our behalf or to which we refer you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated by reference is accurate only as of the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms “we,” “our,” “us” and “Brinker” refer to Brinker International, Inc. and its subsidiaries, unless the context suggests otherwise. The terms “you” and “your” refers to the prospective investor.

ABOUT BRINKER INTERNATIONAL, INC.

We own, develop, operate and franchise the Chili’s Grill & Bar (“Chili’s”) and Maggiano’s Little Italy (“Maggiano’s”) restaurant brands. The Company was organized under the laws of the State of Delaware in September 1983 to succeed to the business operated by Chili’s, Inc., a Texas corporation organized in August 1977. We completed the acquisition of Maggiano’s in August 1995.

Chili’s, a recognized leader in the Bar & Grill category of casual dining, has been operating restaurants for 38 years. Chili’s also enjoys a global presence with locations in 32 foreign countries and two U.S. territories around the world. Consistent in all locations, whether domestic or international and company-owned or franchised, Chili’s passion is making our guests feel special. Our team members, referred to as ChiliHeads, take special pride in serving America’s Favorites…Like No Place Else.

Chili’s varied menu features America’s favorites boldly flavored and freshly prepared, including several signature items such as Baby Back Ribs smoked in-house, Big Mouth Burgers, Sizzling Fajitas, hand-battered Chicken Crispers and house-made Chips and Salsa, along with our new offerings of house-baked Pizzas and Flatbreads. The all-day menu offers our guests a generous selection of appetizers, entrees and desserts at affordable prices. A special lunch section is available on weekdays. In addition to our flavorful food, Chili’s offers a full selection of alcoholic beverages available from the bar, with margaritas and draft beer being favorites of our guests. For guests seeking convenience, Chili’s offers To Go service that can be ordered by calling the restaurant or on-line or via mobile app, and most Chili’s offer a separate To Go entrance for service.

Maggiano’s is a full-service, national, casual dining Italian restaurant brand with a passion for making people feel special. The exterior of each Maggiano’s restaurant varies to reflect local architecture; however, the interior of all locations transport our guests back to a classic Italian-American restaurant in the style of New York’s Little Italy in the 1940s. Our Maggiano’s restaurants feature individual and family-style menus, and our restaurants also have extensive banquet facilities designed to host large party business or social events. We have a full lunch and dinner menu offering chef-prepared, classic Italian-American fare in the form of appetizers, entrées with bountiful portions of pasta, chicken, seafood, veal and prime steaks, and desserts. Our Maggiano’s restaurants also offer a full range of alcoholic beverages, including a selection of premium wines. In addition, Maggiano’s offers a full carryout menu as well as local delivery services.

RISK FACTORS

An investment in our debt securities involves a high degree of risk. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition and cash flows, or the value of the debt securities. These risks and uncertainties include those described in other documents incorporated by reference into this prospectus. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including the information we incorporate by reference, regarding future financial performance, capital sources and results of operations and other statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such statements are those concerning strategic plans, expectations and objectives for future operations and performance. When used in this prospectus, the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may,” or similar expressions are intended to be among the statements that identify forward-looking statements.

Such statements are subject to numerous risks, uncertainties and assumptions, some of which are beyond our ability to control, including, but not limited to, the risks and uncertainties described under “Risk Factors” above and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and the following:

•	The effect of competition on our operations and financial results;

•	The impact of the global economic crisis on our business and financial results in fiscal 2013 and the material effect of a prolonged economic recovery on our future results;

•

The impact of the current weak economic recovery on our landlords or other tenants in retail centers in which we or our franchisees are located, which in turn could negatively affect our financial results;

•	The risk inflation may increase our operating expenses;

•	The effect of potential changes in governmental regulation on our ability to maintain our existing and future operations and to open new restaurants;

•	Increases in energy costs and the impact on our profitability;

•	Increased costs or reduced revenues from shortages or interruptions in the availability and delivery of food and other supplies;

•	Our ability to consummate successful mergers, acquisitions, divestitures and other strategic transactions that are important to our future growth and profitability;

•	The inability to meet our business strategy plan and the impact on our profitability in the future;

•	The success of our franchisees to our future growth;

•	The general decrease in sales volumes during winter months;

•	Unfavorable publicity relating to one or more of our restaurants in a particular brand that may taint public perception of the brand;

•	Litigation could have a material adverse impact on our business and our financial performance;

•	Dependence on information technology and any material failure of that technology or our ability to execute a comprehensive business continuity plan;

•	Outsourcing of certain business processes to third-party vendors that subject us to risk, including disruptions in business and increased costs;

•	Continuing disruptions in the global financial markets that adversely impact the availability and cost of credit and consumer spending patterns;

•

Declines in the market price of our common stock or changes in other circumstances that may indicate an impairment of goodwill possibly adversely affecting our financial position and results of operations;

•

Changes to estimates related to our property and equipment, or operating results that are lower than our current estimates at certain restaurant locations, possibly causing us to incur impairment charges on certain long-lived assets;

•	Failure to protect the integrity and security of individually identifiable data of our guests and teammates possibly exposing us to litigation and damage our reputation; and

•	Identification of material weakness in internal control may adversely affect our financial results.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of debt securities that we may offer and sell from time to time under this prospectus for general corporate purposes. These purposes may include the repayment, refinancing or redemption of indebtedness, capital expenditures, repurchases from time to time of our common stock and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges on a consolidated basis for each of the periods indicated:

	Thirty-Nine Week Period Ended March 27, 2013	Fiscal Years
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.70	4.49	3.96	3.15	2.11	1.51

For purposes of this table, “earnings” consists of pre-tax income from continuing operations plus fixed charges, amortization of capitalized interest and equity investee losses and less capitalized interest. “Fixed charges” consists of interest expense, capitalized interest and the estimated interest component of rental expense. We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms that we anticipate will be common to all series of debt securities. Please note that the terms of any series of debt securities that we may offer may differ significantly from the common terms described in this prospectus. Many of the other terms of any series of debt securities that we offer, and any differences from the common terms described in this prospectus, will be described in the prospectus supplement for such securities to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an indenture will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on behalf of the purchasers of the debt securities. We have entered into an indenture with Wilmington Trust, National Association, as trustee (the “indenture”), which is subject to the Trust Indenture Act of 1939. The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture will be supplemented by a supplemental indenture or officers’ certificate to be entered into concurrently with the delivery of each series of debt securities (as so supplemented, the “indenture”).

We have summarized in this section certain general terms and provisions of the indenture to which any prospectus supplement may relate. This summary is not complete. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this section by reference. You should read the indenture for additional information before you buy any debt securities. Each time we offer debt securities for sale, we will provide a prospectus supplement that contains specific information about and the terms of the debt securities being offered. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those contained in that prospectus supplement.

General

The debt securities will be our direct, unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The indenture will not limit the amount of debt securities that we may issue and will permit us to issue debt securities from time to time. The indenture provides that debt securities may be issued up to the aggregate principal amount which may be authorized by us from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture.

A prospectus supplement relating to each series of debt securities being offered will include specific terms relating to the offering. These terms of the series of debt securities outlined in the prospectus supplement will include some or all of the following:

•	the title of the series of debt securities;

•	the total principal amount (or any limit on the total principal amount) of the series of debt securities;

•	the maturity date of the series;

•	the interest rate on the series of debt securities, if any;

•	the date from which interest will accrue;

•	the record dates for interest payable on the series of the debt securities;

•	the date when and place where and manner in which principal and interest are payable;

•	the name of the paying agent and registrar for the series of debt securities;

•	the terms of any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the series of debt securities prior to their final maturity;

•	the terms of any mandatory redemptions (including any sinking fund provisions) that would obligate us to redeem the series of debt securities prior to their final maturity;

•	if other than denominations of $2,000 and any integral multiples of $1,000, the denominations in which any of our debt securities are issuable;

•	the currency or currencies in which the debt securities will be denominated and payable;

•

if payments may be made in a currency other than that in which the series of debt securities is denominated, the manner of determining such payments, including the currency in which the series may be paid and the calculation of exchange rates;

•	whether and upon what terms the debt securities may be defeased or discharged;

•	the events of default;

•	applicable covenants;

•

whether the debt securities will be issued in certificated form or book-entry form and whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	the form of the series of debt securities;

•	the terms of any right to convert or exchange the debt securities into any other securities or property; and

•	any other terms of the debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be multiple series of debt securities issued thereunder and more than one trustee thereunder, each for one or more series of debt securities. We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

Trustee

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action described herein to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

PLAN OF DISTRIBUTION

We may sell the debt securities to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the debt securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of the debt securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which the debt securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered debt securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such debt securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the debt securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Under certain circumstances, we may repurchase the debt securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered debt securities by dealers.

We may also offer and sell the debt securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the debt securities so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Hallett & Perrin, P.C. has rendered an opinion with respect to the validity of the debt securities that may be offered under this prospectus. We have filed this opinion as an exhibit to the registration statement of which this prospectus is part. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements as of June 29, 2011 and June 27, 2012 and for each of the years in the three-year period ended June 27, 2012 and our assessment of the effectiveness of internal control over financial reporting as of June 27, 2012 included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2012, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

•

our Annual Report on Form 10-K for the fiscal year ended June 27, 2012 filed with the SEC on August 27, 2012, including portions of our Proxy Statement for our 2012 annual meeting of shareholders filed September 18, 2012, to the extent incorporated by reference into such Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2012 and December 26, 2012 filed with the SEC on November 5, 2012 and February 4, 2013, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on August 23, 2012, October 11, 2012, November 8, 2012, November 9, 2012, November 28, 2012, January 3, 2013, February 8, 2013, February 13, 2013, February 27, 2013, and March 5, 2013.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Brinker International, Inc.

6820 LBJ Freeway

Dallas, Texas 75240

Attention: Investor Relations Department

Telephone: (972) 980-9917